EXHIBIT 99.1

For Immediate Release August 15, 2006
CONTACT:
Doral Financial Corporation
Investor Relations
Richard F. Bonini
Tel. (212) 329-3733
DORAL FINANCIAL CORPORATION FILES FORM 10-K FOR YEAR ENDED DECEMBER 31, 2005
— REPORTS 2005 NET INCOME OF $13.2 MILLION OR A NET LOSS OF $0.19 PER DILUTED
SHARE (AFTER PAYMENT OF DIVIDENDS ON PREFERRED SHARES) —
SAN JUAN, Puerto Rico — August 15, 2006 — Doral Financial Corporation (NYSE: DRL), a diversified financial services company, today reported the filing of its Annual Report on Form 10-K for the year ended December 31, 2005.
“With the filing of our 2005 results, the Company continues moving forward to return to timely financial reporting,” stated John A. Ward III, the Company’s Chairman and Chief Executive Officer. “Doral Financial expects to report its results for the first two quarters of 2006 prior to the annual meeting of stockholders, which has been set for October 24, 2006, and to thereafter resume a regular financial reporting schedule.”
For 2005, Doral Financial reported net income of $13.2 million, or a net loss of $0.19 per diluted share (after payment of dividends on preferred shares), and a net loss for the quarter ended December 31, 2005 of $44.2 million, or $0.49 per diluted share. For 2004, the Company had net income of $214.8 million, or $1.63 per diluted share, and net income of $126.2 million, or $1.02 per diluted share, for the quarter ended December 31, 2004.
Mr. Ward said, “While we are pleased with the progress we have made towards becoming current in our financial reporting, we do not believe our results for 2005 reflect Doral Financial’s longer-term profit and growth potential. Doral’s management has undertaken a number of critical initiatives to position the company for the long term. We have renegotiated and modified a significant portion of the mortgage loan transfers that were recharacterized as secured borrowings as part of the restatement process. We are also implementing significant cost savings initiatives and a comprehensive remediation program designed to improve Doral’s internal controls.”
“Doral today is a very different company in terms of our culture and management. Consistent with our announcement in May, effective immediately after the filing of our 2005 10-K, Glen Wakeman will be appointed Doral Financial’s Chief Executive Officer and I will return to my role as Non-executive Chairman. Glen will lead the process put in place to strategically adapt Doral’s business model to produce revenues and earnings streams that are more stable and transparent, and to assure that Doral remains well positioned to capitalize on its strong mortgage franchise in the marketplace,” Mr. Ward said.

Following the release of its results for the first half of 2006, Doral Financial will hold a conference call with investors during which Mr. Wakeman, as new CEO, will further update investors about the Company.
The Company also announced that the Board of Directors had set the date of the annual meeting of stockholders for October 24, 2006. A formal notice of meeting will be sent to shareholders in connection with the meeting.
Overview of Results of Operations
Doral Financial’s consolidated financial statements for 2005 reflect significantly lower earnings than those reported for 2004. Net income for the year ended December 31, 2005 amounted to $13.2 million, compared to $214.8 million and $142.1 million for 2004 and 2003, respectively. Doral Financial’s 2005 financial performance was principally impacted by (1) a change in tax position from a tax benefit in 2004 to tax expense in 2005, (2) reduced net interest income and gain on sale of mortgage loans due principally to the interest rate environment, (3) a higher provision for loan and lease losses, (4) increased expenses as a result of the Company’s restatement efforts, (5) a significant loss on sale of investment securities, and (6) a reserve for a potential settlement of the SEC’s ongoing investigation of the Company. The highlights of the Company’s financial results for the year ended December 31, 2005 included the following:
•	Net income for the year ended December 31, 2005 was $13.2 million, compared to $214.8 million and $142.1 million for the years ended December 31, 2004 and 2003, respectively. After the payment of preferred stock dividends, there was a net loss attributable to common shareholders of $20.1 million for the year ended December 31, 2005, compared to net income attributable to common shareholders of $181.5 million and $121.1 million for the years ended December 31, 2004 and 2003, respectively.

•	Diluted loss per share for the year ended December 31, 2005 was $0.19, compared to diluted earnings per share of $1.63 and $1.10 for the years ended December 31, 2004 and 2003, respectively.

•	Net interest income for the year ended December 31, 2005 was $280.6 million, compared to $337.6 million and $237.5 million for the years ended December 31, 2004 and 2003, respectively. The decrease in net interest income for 2005 reflects a significant decrease in net interest margin offset in part by a significant growth in average interest-earning assets, principally loans and mortgage-backed securities. The reduction in net interest margin resulted from the flattening of the yield curve. On average, the Company’s interest bearing liabilities, principally wholesale funding and loans payable, re-priced at higher rates than the Company’s interest earning assets.

•	The provision for loan and lease losses for the year ended December 31, 2005 was $22.4 million, compared to $10.4 million and $11.6 million for 2004 and 2003, respectively. The increase in the allowance for loan and lease losses reflects principally an increase in the allowance for the Company’s construction loan portfolio, as well as an increase in the delinquency trends of the overall loans portfolio.

•	Non-interest income for the year ended December 31, 2005 was $62.5 million, compared to $16.2 million and $118.8 million in 2004 and 2003, respectively. The increase in non-interest income, in 2005 compared to 2004, was primarily driven by lower losses on trading activities and higher servicing income, offset in part by lower gain on sales of mortgage loans and investment securities. During the fourth quarter of 2005, the Company, as a measure designed to increase liquidity, as well as to strengthen its capital ratios, sold approximately $1.2 billion of certain lower-yielding securities from its investment portfolio, at a loss of approximately $45.3 million. Lower losses on trading activities during 2005 were principally due to unrealized gains with respect to derivative instruments undertaken for risk management purposes, which were in turn mainly attributable to an increase in long-term interest and swap rates during 2005.

•	Non-interest expenses for the year ended December 31, 2005 was $288.5 million, compared to $214.1 million and $178.6 million for the years ended December 31, 2004 and 2003 respectively, an increase of 35% and 20% respectively. The increase in non-interest expenses was driven by an increase of $29.4 million in professional fees associated with the restatement of the Company’s prior period financial statements and a $25 million reserve created for a potential settlement of the SEC’s ongoing investigation of the Company.

•	Doral Financial has been engaged in discussions with the staff of the SEC regarding a possible resolution to its investigation of the Company’s restatement, and has reserved $25 million in its consolidated financial statements for the year ended December 31, 2005 in connection with a potential settlement of the SEC’s investigation of the Company. Any settlement is subject to acceptance and authorization by the Commission. There can be no assurance that the Company’s efforts to resolve the SEC’s investigation with respect to the Company will be successful, or that the amount reserved will be sufficient, and the Company cannot predict the timing or the final terms of any settlement. Doral Financial has not reserved any amounts in its financial statements in respect of the pending civil lawsuits in connection with its restatement, which are in their early stages.

•	For the year ended December 31, 2005, Doral Financial reported income tax expense of $19.1 million (representing an effective tax rate of 59.1%), as compared to a tax benefit of $85.5 million for 2004. During 2005, the Company’s effective tax rate was adversely affected by an increase in income tax rates in Puerto Rico, net operating losses at certain subsidiaries that could not be used to offset taxable income at other subsidiaries, certain expenses that were not deductible for tax purposes and an increase in the valuation allowance on the Company’s deferred tax assets. During 2004, the Company benefited from a significant inter-company sale of IOs completed for the purpose of taking advantage of a temporary reduction in capital gain tax rates, as well as from the recognition of a deferred tax asset in respect of taxes paid on transfers of IOs based on their value prior to the restatement.

•	Doral Financial and its banking subsidiaries remain “well capitalized” for bank regulatory purposes as of December 31, 2005.
New Business Strategy
In 2006, Doral Financial commenced the implementation of key changes to its business strategy that are principally intended to produce revenue and earnings streams that are more stable and transparent. Among the changes in the business strategy, management intends to retain a significant amount of its future internal loan originations in order to increase its net interest income, subject to liquidity needs and interest rate risk considerations. Doral Financial also intends to expand the loan products offered by its banking subsidiaries and will seek to leverage its customer relations with mortgage clients to cross sell a number of different consumer loan products and financial services. The Company will continue to emphasize growth in fee income from its insurance agency activities, as well as from other banking and financial services, and is examining ways to improve the efficiency of its product delivery systems. It has also commenced a major reengineering project with the assistance of Proudfoot Consulting designed to substantially reduce non-interest expenses and to make its operations more efficient. Combined with already implemented headcount reductions, the Company anticipates that beginning in 2007 this project will result in annualized cost savings of at least $50 million.

Recent Loan Production Data and Future Operations
The restatement process has resulted in a number of financial, operational and legal difficulties that have had and continue to have a material adverse effect on Doral Financial. These difficulties include, among others:
•	reduced mortgage originations, related in part to a reduction in the Company’s market share in the Puerto Rico mortgage market;

•	reduction in mortgage loan sales and related gain on sales; and

•	legal, accounting and other expenses related to the restatement process.
While the Company has implemented a number of important initiatives to improve its long-term earnings potential and liquidity, the operational and legal difficulties related to the restatement are expected to continue to adversely impact the Company’s earnings and financial condition during 2006. Restatement related expenses continue to run on average at approximately $3.5 million per month during the first half of 2006 and the positive impact of cost-cutting initiatives and new business strategies will not have a substantial impact during 2006.
Doral Financial’s loan production for the first six months of 2006 was $1.4 billion, compared to $2.8 billion for the comparable period in 2005, a decrease of approximately 50%. The decrease in Doral Financial’s loan production is due to the adoption of more stringent underwriting and pricing criteria designed to meet the requirements of institutional investors in the secondary mortgage market and to competition from other Puerto Rico financial institutions in the mortgage market, as well as to adverse economic conditions in Puerto Rico.
Internal Control Over Financial Reporting
The Company’s management, with participation of its Chief Executive Officer and Chief Financial Officer, evaluated and concluded that the Company’s disclosure controls and procedures and internal control over financial reporting were not effective as of December 31, 2005. The material weaknesses in the Company’s internal control over financial reporting as of December 31, 2005 are described in Item 9A of the Company’s 2005 10-K report.
Doral Financial is actively engaged in the implementation of remediation efforts to improve its internal control over financial reporting and disclosure controls and procedures. The Company has and continues to develop a plan for remedying all of the identified material weaknesses, and the work will continue through and may extend beyond 2006. As part of this remediation program, the Company is taking steps to add skilled resources to improve controls and increase the reliability of the financial closing process. A discussion of Doral Financial’s remediation efforts is also contained in Item 9A of the Company’s 2005 10-K report.
FORWARD-LOOKING STATEMENTS
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. In addition, Doral Financial may make forward-looking statements in its press releases or in other public or shareholder communications and its senior management may make forward-looking statements orally to analysts, investors, the media and others. These “forward-looking statements” are identified by the use of words or phrases such as “would be,” “will allow,” “intends to,” “will likely result,” “are expected to,” “will continue,” “is anticipated,” “estimate,” “project” or similar expressions.
Doral Financial cautions readers not to place undue reliance on any of these forward-looking statements since they speak only as of the date made and represent Doral Financial’s expectations of future conditions or results and are not guarantees of future performance. Forward-looking statements involve inherent risks and uncertainties. A number of important factors could cause actual results to differ materially from those contained in any forward-looking statement. Such factors include, but are not limited to, the following:
•	Doral Financial’s ability to attract new clients and retain existing clients;

•	Doral Financial’s ability to retain and attract key employees;

•	Doral Financial’s ability to successfully implement new business strategies;

•	potential adverse effects to Doral Financial’s financial condition, results of operations or prospects resulting from any required adjustments to prior period financial statements;

•	risks associated with the effects of global, national and regional economic and political conditions, including with respect to fluctuations in interest rates;

•	risks arising from worsening economic conditions in Puerto Rico;

•	potential adverse developments in connection with the ongoing inquiry of the U.S. Securities and Exchange Commission or the request for information from the U.S. Attorney’s Office for the Southern District of New York;

•	potential adverse developments from ongoing enforcement actions by bank regulatory agencies;

•	potential adverse developments in connection with ongoing shareholder litigation against the Company;

•	risks associated with the Company’s inability to prepare and timely file financial statements;

•	risks arising from the downgrade and potential further downgrades in the credit ratings of the Company’s securities;

•	risks arising from material weaknesses in the Company’s internal control over financial reporting; and

•	developments from changes in the regulatory and legal environment for financial services companies in Puerto Rico and the United States.
The Company does not undertake and specifically disclaims any obligation to update any forward-looking statements to reflect occurrences or unanticipated events or circumstances after the date of those statements.

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